Exhibit 99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions  “Independent Registered Public Accounting Firm”, “Financial Statements  and Experts” and “Financial Highlights” in the Prospectus/Information Statement of Touchstone Funds Group Trust relating to the reorganization of the Touchstone Focused Equity Fund of Touchstone Funds Group Trust into the Touchstone Focused Fund of Touchstone Strategic Trust, in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our report dated November 27, 2012 on the financial statements and financial highlights of Touchstone Funds Group Trust, with respect to the Touchstone Focused Equity Fund included in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
April 17, 2013